JOINT FILER INFORMATION

This report is filed jointly by American Multi-Cinema, Inc., AMC Entertainment Holdings, Inc. and AMC Starplex, LLC. The principal business address of each of the Reporting Persons is One AMC Way, 11500 Ash Street, Leawood, Kansas 66211.Name of Designated Filer: AMC Starplex, LLC Date of Earliest Transaction Required to be Reported: October 20, 2017

Relationship of Reporting Persons to Issuer:  10% Owner

Issuer Name and Ticker or Trading Symbol: National CineMedia, Inc. (NCMI)


AMERICAN MULTI-CINEMA, INC.





By:
 /s/ Edwin F. Gladbach

Name: Edwin F. Gladbach
      Vice President, Legal & Assistant Secretary







AMC ENTERTAINMENT HOLDINGS, INC.







By:
 /s/ Edwin F. Gladbach
Name: Edwin F. Gladbach
      Vice President, Legal & Assistant Secretary







AMC STARPLEX, LLC







By:
 /s/ Edwin F. Gladbach
Name: Edwin F. Gladbach
      Vice President, Legal & Assistant Secretary